EXHIBIT 16.1

September 13, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Re:  Stonecrest One, Inc.

Ladies and Gentlemen:

I have read the statements made by Stonecrest One, Inc., which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant.  I agree with the statements concerning our firm in such Current Report on Form 8-K.  I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of the letter as an updated exhibit to the foregoing report on Form 8-K/A.

Yours very truly,

/s/ Traci J. Anderson